Exhibit 4(o)

Land Lease Agreement

This Land Lease Agreement (the “Agreement”) made and entered into by and between the Lessor, Nantze Export Processing Zone Administration of Ministry of Economic Affairs (hereinafter referred to as “Party A”) and the Lessee, ASE Test Inc. (hereinafter referred to as “Party B”).

Whereas, it is mutually agreed between the Parties hereto that a parcel of public land inside the Nantze Export Processing Zone managed by Party A is to be leased to Party B on the terms and conditions as follows:

1.	Land markings, rent and fees:
Markings of Land (the map is attached)				Leased Area (m2)	Share of Right	Rent/Month (NTD)	Public Facility Construction Fee/Month (NTD)	Note
District	Section	Sub- Section	Land Lot. No.
Nanzih District	Heping Section	2	669	3,053	2/10			The listed public facility construction fee shall be paid until November 30, 2007.
		2	670	2,562	2/10
		2	671	2,464	2/10
		2	672	3,596	2/10
		2	673 ne	2,246	2/10
		2	674 ne	397	2/10
		2	675 ne	1,193	2/10
		Total				35,675	1,063

2.	The term of this lease shall start from May 1, 2005 and end on April 30, 2015, for a total of ten years.

3.	The use of the leased land shall be limited to the construction of plants. Party B shall not create superficies on the leased land.

4.	During the term of this lease, Party B shall, on its own initiative, apply for return of the leased land when all or part of the lease is no longer desired. Party B shall not sub-lease, or loan part or whole of the land to a third party.

5.	In the event that Party B applies to lease the parcel of land for the construction of plants or other buildings, the said construction shall comply with the relevant Export Processing Zone regulations to reserve the set back area. Party B shall be responsible for the costs and expenses incurred from the virescence and maintenance of the set back area.

6.	In the event that Party B applies to lease the parcel of land for the construction of plant or other buildings, the building to be constructed shall be a building of two or more stories together with its necessary auxiliary building. The land coverage rate and the capacity rate of the building shall be counted in accordance with the relevant construction laws.

7.	In the event that the leased land is currently used for public facilities, Party A shall be in charge of the management of such leased land, and Party B shall not use the leased land for construction or other purposes.

8.	Party B shall pay Party A rents and fees in the amount of NT$36,738 as specified under Article 1 of this Agreement by the 5th day of each month to the national treasury agent appointed by Party A. If there is payment in arrears, Party B agrees to pay such penalty as calculated below:

(1)	an additional 5% of the rent if the payment in arrears is over one month but less than two months;

(2)	an additional 10% of the rent if the payment in arrears is over two months but less than three months;

(3)	an additional 15% of the rent if the payment in arrears is over three months but less than four months; and

(4)	in the event that the payment in arrears and the penalty are not paid within 4 months, in addition to requesting such payment, Party A may terminate this Agreement.

9.	In addition to the rental payment, Party B shall pay the public facilities construction fee each month for a period of 20 years according to Article 11 of the Establishment and Management of the Export Processing Zone Act. During the term of this Agreement, if additional public facilities construction fee is required, Party B shall pay such fee accordingly without raising any objection.

10.	During the term of this Agreement, should the government announce any adjustment of land value, the rent shall be adjusted accordingly from the 1st day of the following month. Party B shall not raise any objection.

11.	In the event that Party B applies to lease this parcel of land for the construction of plant or other buildings, Party B shall pay the performance bond according to the “Operating Procedures Governing Payment of the Performance Bond upon Completion of the Construction for Leasing Land and Constructing Buildings in Export Processing Zone” before commencing the construction. Party B shall apply for the working permit within three months after execution of this Agreement and shall commence the construction after obtaining the working license. Party A may immediately terminate this Agreement, recall the premises and cancel the working license should Party B not commence the construction within such period of time or, where the delay of the construction is agreed by Party A and Party B, fails to commence the construction or to complete the construction on schedule, in which case, the rent and the public facility construction fee already paid by Party B shall not be returned. If there is unfinished construction on the leased property, Party B shall remove such construction within 3 months after receiving the termination notice. Party A is entitled to forfeit the performance bond if the construction is not removed within such period of time.

If the construction is built in accordance with the regulations, the above operating procedures provide that the performance bond should be returned without interest to Party B in proportion to the construction progress.

12.	Party A may notify Party B to terminate this Agreement and recall the premises should any of the following events occur:

(1)	The investment project in the Export Processing Zone has been cancelled;

(2)	The building owned by Party B is purchased or expropriated according to of the Establishment and Management of the Export Processing Zone Act;

(3)	Party B has breached this Agreement in the use of the land;

(4)	Party A needs to recall whole or part of the premises for its own use; and

(5)	The Agreement is terminated in compliance with the Civil Code or The Land Act.

13.	In the event that the Agreement is terminated according to the preceding Article, Party B shall return the leased land immediately. Any construction on the leased land that belongs to Party B shall, within two years, be resold to the qualified assignee that is located in the Export Processing Zone and is approved by the management department or its sub-department. In the event that Party B fails to comply with this Article or fails to complete the required procedure within two years, Party A may dispose such construction pursuant to applicable laws.

14.	In the event that Party B wishes to renew this Agreement upon expiry, Party B shall file an application with Party A three months prior to the expiry of this Agreement. Should Party B fail to file to renew this Agreement, Party B shall surrender the land upon expiry of this Agreement. Any construction on the premises that belongs to Party B shall, within six months, be resold to the qualified assignee that is located in the Export Processing Zone and is approved by the management department or its sub-department.

15.	In the event that this Agreement is expired and Party B does not renew this Agreement, Party B shall pay the compensation according to the “Standard for Fees Calculation for Leased Land in Export Processing Zone.” In the event that Party B fails to effect such payment on time, a default interest of 5% per year shall be imposed on it until Party B redeems such payment in full.

16.	During the term of this Agreement, should the relevant laws be amended to the extent that affect the validity of this Agreement, this Agreement shall be amended accordingly. Party B shall not raise any objection.

17.	Should any matters not prescribed in this Agreement arise, the relevant regulations issued by Export Processing Zone shall govern.

18.	During the term of this Agreement, if Party B needs to verify the actual area of the leased property because such area is not clear or there is any dispute regarding the actual area of the leased property, Party B shall be responsible for the cost.

19.	Party B shall prevent the soil and ground water from being contaminated in good faith. If contamination occurs, Party B shall pay the penalty pursuant to the applicable laws. Party B shall conduct the investigation and evaluation of the contaminated area and to renovate the area. Party B shall be solely responsible for any cost and damage caused. In addition, Party B shall provide the inspection data for the contamination when transferring the plant to a third party. Party B shall be responsible for the cost and shall not raise any objection.

20.	Party B’s lease of the property shall not endanger public safety or sanitation. Party B shall not build illegal constructions.

21.	In the event that the capacity rate of the leased property is adjusted, and such adjusted capacity exceeds the original statutory capacity rate, Party B shall handle the feedback burden pursuant to the applicable laws before the construction application.

22.	This Agreement is executed in duplicate with each party holding one copy. This Agreement shall be effective from the commencing date subscribed in Article 2 of this Agreement. All disputes, which may arise in connection to or out of this Agreement, shall be submitted to the Kaohsiung District Court as the court of first instance.

The Contracting Parties:

Party A:	Export Processing Zone Administration (with seal)
By:	Sen-Pao Tsen, Officer
Add:	600, Jia-chang Road, Nantze District, Kaohsiung

Party B:	ASE Test Inc. (with seal)
By:	Chen-Sheng Chang
Add:	No.10, West Fifth Street, Nantze Export Processing Zone, Kaohsiung

Dated: April 27, 2005

(With Official Seal)